EXHIBIT 11
                        INTERNATIONAL SERIES, INC.
                         Federated Investors Tower
                    Pittsburgh, Pennsylvania 15222-3779


                              March 24, 1997


The Directors of International Series , Inc.
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

Federated International Equity Fund (the `Fund''), a portfolio of International Series, Inc. (the `Corporation''), a Maryland Corporation, proposes to issue shares of capital stock (such shares of capital stock being herein referred to as `Shares'') in connection with the acquisition of the assets of Scottish Widows International Fund, a Massachusetts business trust, pursuant to the Agreement and Plan of Reorganization dated as of March 24, 1997 (`Agreement''), filed as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended (`N-14 Registration').

As counsel I have participated in the organization of the Corporation, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Declaration of Trust dated March 9, 1984*, and the Articles of Incorporation dated January 16, 1991 (`Articles of Incorporation''), the Bylaws of the Corporation, the Agreement and such other documents and records deemed


The Directors of International Series , Inc.
March 6, 1997
Page 2
relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1. The Corporation is duly organized and validly existing pursuant to the Articles of Incorporation.

2.   The Shares which are currently being registered by the N-14
Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of Article Fourth, Section (a), of the Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

*The Corporation was initially organized as a Massachusetts business trust on March 9, 1984, and reorganized into a Maryland corporation on February 11, 1991.





I consent to your filing this opinion as an exhibit to the N-14
Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.


The Directors of International Series , Inc.
March 6, 1997
Page 2

                              Very truly yours,

                                   INTERNATIONAL SERIES, INC.

                              By:/s/  S. Elliott Cohan
                                      S. Elliott Cohan
                              Title:  Assistant Secretary